CONTACT:    Hannah Burns
            (212) 272-2395


For Immediate Release
---------------------


New York, New York --- August 5, 1999 --- The Bear Stearns Companies Inc. announced today that Bear, Stearns Securities Corp. (BSSC), the firm's correspondent clearing subsidiary, has settled an administrative proceeding filed by the United States Securities and Exchange Commission (SEC) resolving allegations relating to the firm's role as clearing broker for A. R. Baron & Co.

Under the terms of the agreement, BSSC, without admitting or denying any wrongdoing, has agreed to the payment of a fine of $5 million and to the establishment of a restitution fund of $20 million which will be used to settle certain private claims.

Separately, BSSC has entered into an agreement with the New York County District Attorney's Office (NYDAO), in which it has agreed to pay $1.5 million to the NYDAO for the costs of the investigation. BSSC has further agreed to an additional $10 million contribution to the restitution fund under the terms of the SEC agreement and payments of $1 million to the State of New York and $1 million to the City of New York. BSSC has been informed that the District Attorney has stated that no criminal or other charges will be filed against BSSC or Bear Stearns.

The company said that settling these matters was a prudent business decision undertaken to end what has become a distraction for the company, its shareholders, its employees and its customers. On the most serious charges, BSSC was technically "a cause" of Baron's fraud on a negligence-based standard. Settling on this basis was in the company's best interest. The company will suffer no material financial or operational consequence as a result of these agreements. The company is looking forward to moving ahead with its correspondent clearing business and its role as an industry leader.

In a related matter, Richard Harriton, senior managing director and president of BSSC, has announced that he has resigned from Bear Stearns and that he will resist the charges brought by the SEC.

James E. Cayne, president and chief executive officer of The Bear Stearns Companies Inc., said, "We are disappointed that Dick is leaving, but we understand that his considerations as an individual are different than ours as a corporation. We respect his decision."

The company also announced that Michael Minikes, a senior managing director and treasurer of Bear Stearns, and Richard Lindsey, a senior managing director in the Correspondent Clearing Department, will succeed Mr. Harriton as co-presidents of BSSC.

Commenting on the new appointments, Mr. Cayne said, "We have an unwavering commitment to the correspondent clearing business. This new partnership is a unique leadership combination offering our clients Michael's longstanding involvement in our clearing business and its client base, and the fresh infusion of Richard's extensive expertise in the financial markets, their regulatory framework and the technology that drives them. We are confident that Mike and Richard will set the stage for BSSC's continued growth and success into the next millennium."

Michael Minikes joined Bear Stearns in 1978, became a general partner in 1979 and a senior managing director at the time of the firm's incorporation in 1985. He has been instrumental in the growth of the firm's extensive clearing network, particularly in financing and securities lending activities. He is chairman of the firm's Operations Committee and a member of the Institutional Credit, Funding, and Internal Audit Committees and a member of the board of directors of all the firm's principal subsidiaries, including BSSC. He is also chairman of the Bear Stearns Mutual Funds Board. Mr. Minikes is a former chairman of the board of International Depository & Clearing, Inc., a past board member of Depository Trust Company, a past board member of the Securities Industry Automation Corp., and the former chairman of the Securities Industry Association's Capital Committee.

Richard Lindsey joined Bear Stearns in March of 1999 from the Securities and Exchange Commission where he was director of the Division of Market Regulation. In this capacity he was the principal regulator of the US securities markets, clearance and settlement systems and the investment banking community. Prior to joining the SEC, Mr. Lindsey was a professor of finance at the Yale University School of Management where he also consulted on risk management, proprietary trading and the pricing of derivative instruments. He has also held positions at the Nikko Research Institute in Tokyo and at the New York Stock Exchange. Since joining Bear Stearns, Mr. Lindsey has assumed a number of responsibilities, including chairman of the firm's Internet Committee and serving on the Operations Committee and the board of Strike Technologies.

Over the past 25 years, BSSC has grown from a handful of clients to 2,700 fully disclosed and professional clients. Today Bear Stearns is the recognized leader in domestic and international securities clearing and financing for broker dealers, hedge funds, money managers, arbitrageurs, specialists and other professional investors. BSSC clears trades in over 70 countries and accounts daily for more than 10% of the New York Stock Exchange volume cleared through the National Securities Clearing Corp. As of June 30, 1999, client count had reached 2,700, margin debt balances were $44 billion, and average daily transaction volume was approximately 200,000 trades per day, up 30% from the previous year.

The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm. With approximately $20.1 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,800 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Shanghai, Singapore and Tokyo.

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